Company Contact:	Investor/Media Relations
Contact:	Lippert/Heilshorn & Associates, 201-934-5000
Synvista Therapeutics, Inc.	212-838-3777
ir@synvista.com	Kim Sutton Golodetz
(kgolodetz@lhai.com)
Jules Abraham (media)
(jabraham@lhai.com)

Synvista Therapeutics Appoints William Federici to its Board of Directors

MONTVALE, N.J. (October 10, 2008) - Synvista Therapeutics, Inc. (AMEX:SYI) announces that it has appointed William (Bill) Federici, 49, to its board of directors, expanding the board to five members.

Mr. Federici joined West Pharmaceutical Services as Vice President and Chief Financial Officer in August of 2003. Under his financial leadership, West Pharmaceutical’s revenues have grown to more than $1.0 billion from $300 million. He has more than 20 years of public accounting experience,   and was previously National Industry Director for Pharmaceuticals of KPMG LLP from June 2002 until August 2003. Prior to working at KPMG, he was an audit partner with Arthur Andersen, LLP where he began his career. During his tenure at Arthur Andersen, Mr. Federici worked with several major pharmaceutical companies and eventually became Global Pharmaceutical Industry Head from 1998 to 2002.

Noah Berkowitz, M.D., President and Chief Executive Officer of Synvista said, “We are fortunate that Bill has agreed to join our board, and we intend to tap into his significant knowledge base with respect to both his financial and pharmaceutical experience. We believe his background is a perfect fit for Synvista as we grow from a development stage company to one on the verge of launching a diagnostic product into the $79 billion diabetes market.”

Mr. Federici is a past president and current Board member of CancerCare of New Jersey. He received a BA degree from Livingston College at Rutgers and an MBA from the Graduate School of Management at Rutgers.

About Synvista Therapeutics

Synvista Therapeutics is a biopharmaceutical company developing diagnostics and drugs to diagnose, treat and prevent cardiovascular disease in people with diabetes. The Company has developed a clinical diagnostic test for Hp2-2 Diabetes, a disease affecting almost 7 million patients in the United States. The genetic or protein form of this test can be used to identify diabetic patients at high risk for cardiovascular complications. These patients may benefit from a particular formulation of vitamin E. The Company is also developing a kit to measure CML (carboxy-methyllysine), another potential cardiovascular risk marker.

Synvista Therapeutics is developing oral antioxidant drugs to treat the HDL dysfunction seen in Hp2-2 Diabetes. The Company is also developing alagebrium, a proposed breaker of advanced glycation endproducts (AGEs) for the treatment of systolic and diastolic heart failure. Diastolic heart failure represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, allowing Synvista Therapeutics to assemble a sizeable human safety database.

For more information, please visit the Company's Web site at www.synvista.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the events described in this press release, future clinical development of Synvista Therapeutics’ diagnostic tests and product candidates, and other risks identified in Synvista Therapeutics' filings with the Securities and Exchange Commission. Further information on risks faced by Synvista are detailed under the caption "Risk Factors" in Synvista Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2007. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Synvista Therapeutics undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.